Exhibit 99.2

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	James Moniz, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6145, 408.521.9370 fax
email: claire@headgatepartners.com	email: jmoniz@nanometrics.com

Nanometrics Announces Pricing of Public Offering of Common Stock

MILPITAS, Calif., December 17, 2009 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced process control metrology systems used primarily in the manufacturing and packaging of semiconductors, solar photovoltaics and high-brightness LEDs, today announced the pricing of its previously announced underwritten public offering of 2,025,000 shares of its common stock at a public offering price of $11.00 per share. Vincent J. Coates, the Company’s founder, is also selling 675,000 shares of common stock at a public offering price of $11.00 per share as part of the same offering. In connection with the offering, the Company and Mr. Coates have also granted the underwriters a 30-day over-allotment option to purchase up to an additional 303,750 and 101,250 shares of common stock from the Company and Mr. Coates, respectively. The closing of the offering is expected to take place on or about December 22, 2009, subject to the satisfaction of customary closing conditions.

Piper Jaffray & Co. is acting as the sole book running manager of the offering. Oppenheimer & Co. and RBC Capital Markets are the co-managers of the offering.

Net proceeds from the sale of the shares of common stock to be sold by the Company, after underwriting discounts and commissions and other offering expenses, are expected to be approximately $20.6 million. The Company plans to use approximately $2 million of the net proceeds from the offering to repay certain obligations related to the Company’s acquisition of certain assets of Zygo Corporation in June 2009, with the remainder to be used for general corporate purposes, including working capital.

The offering was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on November 18, 2009. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402 or by calling (800) 747- 3924.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the shares of common stock. Furthermore, Nanometrics will not sell any of the shares of common stock and has been advised by Piper Jaffray & Co. that it and its affiliates will not sell any of the shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of any such state or jurisdiction.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used primarily in the manufacturing of semiconductors, advanced wafer-scale packaging, solar photovoltaics and high-brightness LEDs, as well as by customers in the silicon wafer and data storage industries. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control, topography, and optical, electrical and material properties, including the structural composition of silicon, compound semiconductor and photovoltaic devices, during various steps of the manufacturing process, from front end of line substrate manufacturing through die preparation for advanced packaging. These systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is www.nanometrics.com.

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